Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 23, 2008, with respect to the consolidated financial statements, schedule and internal controls over financial reporting included in the Annual Report of Jinpan International Limited and its subsidiaries included in Form 20-F for the year ended December 31, 2007 which are incorporated by reference in Amendment No. 3 to the Registration Statement on Form F-3. We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement of the aforementioned reports and reference to the use of our name as it appears under the heading "Experts."

Grant Thornton

Hong Kong
August 29, 2008